UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2020

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38602	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	CHAP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 15, 2020, Chaparral Energy, Inc. (the “Company”), certain lenders party thereto (the Lenders”), Royal Bank of Canada, as Administrative Agent and Issuing Bank and the other parties thereto, entered into a Limited Forbearance Agreement (the “Forbearance Agreement”) under the Company’s Tenth Restated Credit Agreement, dated as of December 21, 2017 (as amended, modified or supplemented, the “Credit Agreement”).

Pursuant to the Forbearance Agreement, the Lenders agreed, during the forbearance period, to forbear from exercising any remedies under the Credit Agreement for any default or event of default resulting from any failure by the Company or any of its subsidiaries to make all or any part of the required interest payment due on July 15, 2020 (the “Interest Payment”) with respect to the Company’s 8.75% senior notes due 2023 (the “Notes”) (such default, the “Specified Default”). Any failure by the Company to make the Interest Payment with respect to the Notes on or prior to July 15, 2020 would constitute an “event of default” under the Credit Agreement.

The forbearance period began on July 15, 2020 and continues until 5:00 p.m. (Central Time) on July 29, 2020, unless terminated earlier as described below. During the forbearance period, all outstanding loans under the Credit Agreement will bear interest at the default rate under the Credit Agreement as long as any event of default exists. In addition, each Eurodollar borrowing will be converted into an ABR borrowing at the end of its current interest period.

The Forbearance Agreement will terminate prior to its scheduled expiration if, among other reasons, another default or event of default (excluding the Specified Default) occurs under the Credit Agreement or if the Company fails to comply with the terms of the Forbearance Agreement). The Forbearance Agreement also provides the following milestones that must be met to avoid early termination of the forbearance period:

•

At or prior to 5:00 p.m. (Central Time) on July 20, 2020, the Company must propose a process and timeline to the Administrative Agent for unwinding the Company’s hedges and using all or a portion of the net cash proceeds from the hedge unwind to pay down its Credit Agreement loans. The proposed process and timeline must contemplate that:

•	If the total net cash proceeds are less than or equal to $33 million, then the required loan repayment is equal to $24 million or the total amount of those proceeds, whichever is less.

•	If the total net cash proceeds are greater than $33 million, then the required loan repayment is equal to the amount by which those proceeds exceed $9 million.

•

At or prior to 5:00 p.m. (Central Time) on July 22, 2020, the Administrative Agent must have (i) received from the Company a proposed deadline for completing the hedge unwind process described above and (ii) approved that proposed deadline in its sole discretion. Upon approval by the Administrative Agent, the Forbearance Agreement will be automatically amended to include that additional milestone.

•	At or prior to 5:00 p.m. (Central Time) on July 24, 2020, the Company must deliver a 13-week rolling operating budget and cash flow forecast to the Administrative Agent.

The foregoing description of the Forbearance Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Forbearance Agreement, which is filed herewith Exhibit 99.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

At this time, the Company has elected not to make the approximately $13.1 million Interest Payment with respect to the Notes. Under the indenture governing the Notes, the Company has a 30-day grace period to make the Interest Payments before that non-payment constitutes an “event of default” with respect to the Notes. The 30-day grace period expires on August 14, 2020. The Company is engaged in discussions with its lenders and noteholders regarding the terms of a potential comprehensive restructuring of its indebtedness.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Forbearance Agreement dated as of July 15, 2020, by and among the Company, the subsidiary guarantors party thereto, certain Lenders identified therein, and Royal Bank of Canada, as Administrative Agent and Issuing Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPARRAL ENERGY, INC.

Dated: July 15, 2020	By:	/s/ Justin Byrne
	Name:	Justin Byrne
	Title:	Vice President and General Counsel